SUBLEASE

THIS SUBLEASE is dated as of the                         day of June 2015.

BETWEEN:

SPARTAN  CANNABIS CORP. (the “Sublandlord”)

 and

R. BLAINE COPELAND (the “Subtenant”)

RECITALS:

A.          All capitalized terms used in this Sublease which are not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

B.          By a lease dated January 24, 2013 (the "Head Lease") Vladikovic Holdings Ltd. ("Landlord") rented the Leased Premises at 9576, 9586 & 9596 Haldane Road, Kelowna, BC (the "Premises") to R. Blaine Copeland d/b/a Go Green MM and Blaine Copeland ("Original Tenant"), which lease was then assigned and modified by Agreement dated November 18, 2014 (the "First Amendment") which lease was assigned to Go Green B.C. Medicinal Marijuana Ltd. ("Sublandlord").

C.          The Sublandlord has agreed to sublet the Premises to R. Blaine Copeland ("Subtenant") (and for the purpose of this Sublease the Premises as sublet to the Subtenant are hereinafter called the "Subleased Premises") for a term commencing on June           , 2015 (the "Commencement Date") and expiring on the earlier of (a) the cessation of the MMAR licensing program by Health Canada; or (b) the date 91 days after Subtenant's receipt of written notice from the Sublandlord that the Sublandlord intends to take possession of the Subleased Premises, which notice may be provided by Sublandlord to Subtenant at any time and shall unconditionally terminate the Sublease on the 91st day after such notice is given (the "Sublease Term"), with no right of renewal or extension, and subject to the other terms and conditions as contained in this Sublease.

NOW THEREFORE THIS SUBLEASE WITNESSETH that in consideration of the sum of TEN DOLLARS ($10.00) now paid by each of the parties to the other, the receipt and sufficiency of which is hereby respectively acknowledged, the parties hereto agree as follows:

1.           GRANT. The Sublandlord hereby subleases to the Subtenant the Subleased Premises for and during the Sublease Term in accordance with and subject to the terms, covenants and conditions contained in this Sublease and subject to the observance and performance by the Subtenant of all of the terms, covenants and conditions contained in the Lease to be observed and performed by the Sublandlord therein as tenant, save and except the payment of Rent as provided herein.

2.           ACKNOWLEDGEMENTS AND COVENANTS OF SUBTENANT. The Subtenant hereby covenants and agrees to and with the Sublandlord that the Subtenant shall throughout the Sublease Term:

(a)	pay from and after the Commencement Date to the Sublandlord, or to the Landlord as may be directed by the Sublandlord, by way of post-dated cheques delivered on or before the Commencement Date at such address designated in writing by the Sublandlord without any prior demand therefore and without any deduction, abatement, set-off or compensation whatsoever, in equal monthly instalments:

(i)	an annual base rent (the “Base Rent”) in an amount equal to the entirety of the rent payable under the HeadLease to the Landlord, including any escalations or increases of any type.

(ii)	as Additional Rent, all other amounts, including but not limited to occupancy costs, as provided in the Lease and this Sublease (the “Additional Rent”). The Sublandlord may, at its option, estimate items of Additional Rent payable under this paragraph 2.(a)(ii) and advise the Subtenant in writing thereof. The Subtenant shall pay to the Sublandlord such estimated amount in equal consecutive monthly instalments in advance for each year or a portion thereof. If the Sublandlord elects to have the Subtenant pay such costs based on estimates as aforesaid, then within a reasonable period after the expiry of each year, the Sublandlord shall deliver to the Subtenant a statement issued by the Sublandlord of such amounts, and the Subtenant’s share thereof for such year. For the purpose of this section, any Additional Rent statement received by the Sublandlord from the Landlord shall be deemed to satisfy this provision. If the Subtenant has paid less than what the statement specifies, the Subtenant shall pay the deficiency within fifteen (15) days after delivery of the Sublandlord’s statement. If the Subtenant has paid more than what the statement specifies, the Sublandlord shall refund the excess (unless the Subtenant is then in monetary default under any term or condition of this Sublease) without interest.

(iii)	any and all expenses, taxes or other charges that may be assessed or incurred from any source in connection with the maintenance, operation, taxes, utilities and other charges of any affecting the Subleased Premises.

(b)	observe and perform all the covenants, agreements and restrictions on the part of the Sublandlord as tenant in the Lease and not to do or neglect to do any act or thing which would bring about any breach of any of the provisions of the Lease, and without in any way limiting the generality of the foregoing, to permit the Landlord to exercise all its rights under the Lease, including its rights to enter the Subleased Premises for the purpose of inspection, exhibiting, alteration and/or repair, and to comply with all directions, rules and regulations made by the Landlord pursuant to the Lease, and to comply with all the requirements of the Lease regarding the repair, maintenance, operation and conduct of business in and about the Subleased Premises;

(c)	not to do any action which would jeopardize any municipal or other governmental approvals to operate the Premises for the purpose of growing marijuana;

(d)	indemnify and save harmless the Sublandlord from and against any and all claims, demands, actions, losses, costs, expenses or damages (including legal fees on a substantial indemnity basis) suffered or incurred by the Sublandlord arising out of or in connection with: (i) the Sublease or the Subtenant’s use of the Subleased Premises; (ii) any breach, violation or non-performance by the Subtenant of any covenant, term or provision hereof; or (iii) any accident or other occurrence in, upon or at the Subleased Premises contributed to in whole or in part by any fault, default, negligence, act or omission on the part of the Subtenant or any person or party permitted to be thereon by the Subtenant or those in law for whom the Subtenant is responsible. The foregoing obligations shall survive the expiration or sooner termination of this Sublease;

(d)	obtain and maintain throughout the Sublease Term the insurance required to be maintained pursuant to the Lease and forthwith deliver to the Sublandlord certificates of insurance for each insurance policy. Further, the Subtenant’s insurance policies will set out each of the Landlord and the Sublandlord as additional named insureds as their respective interests appear, and the Subtenant’s policies shall be the primary insurance policies and shall not call into contribution any insurance maintained by either the Sublandlord or Landlord. If either the Landlord or the Sublandlord exercises its right to terminate the Lease in the event of damage or destruction pursuant to the Lease, then; (A) this Sublease will terminate concurrent with the termination of the Lease, and thereupon Rent will be apportioned and paid to the date of termination, and (B) if the Subleased Premises have also been damaged or destroyed, the Subtenant will pay the Sublandlord all of its insurance proceeds relating to the leasehold improvements. In addition to any requirements of the Lease, the insurance policies shall cover any casualty that may occur to the growing pods and the machinery and equipment located at the Premises.

(e)	(i)	not undertake any of the following, and for the purpose of this Sublease such action is individually and collectively called a “Transfer”:

(A)	assign this Sublease;

(B)	sub-sublet, franchise, license, grant concessions in, or otherwise part with or share possession of all or any portion of the Subleased Premises;

(C)	transfer, or permit any licensee or concessionaire to conduct any business in or about the Subleased Premises; or;

(f)	to use the whole of the Subleased Premises solely as a facility for the production of Marijuana under the MMAR program;

(g)	prior to any alteration or repair being undertaken in the Subleased Premises, the Subtenant shall obtain the prior written approval of each of the Sublandlord and the Landlord, which approval will not be unreasonably withheld and shall at its own expense and without compensation from the Sublandlord, complete such alteration or repair in compliance with the Lease;

(h)	upon the expiration or sooner termination of this Sublease, to vacate and reinstate the Subleased Premises and surrender the same to the Sublandlord in accordance with the provisions of the Lease; provided that upon the expiration of the Sublease Term and if the Subtenant is not in default hereunder, and upon prior written approval of the Sublandlord and Landlord, it may remove its trade fixtures, except to the extent that ownership has been transferred to the landlord under the Share Purchase Agreement of April 21, 2015. However, in the event of the termination of this Sublease prior to the expiration of the Sublease Term, whether for breach, operation of condition or otherwise (except breach by the Sublandlord), such of the Subtenant’s trade fixtures shall, at the option of the Sublandlord be left upon the Subleased Premises and shall become or remain the property of the Sublandlord without compensation to the Subtenant; and

(i)	permit the Sublandlord to enter the Leased Premises at any time outside normal business hours in case of an emergency and otherwise during normal business hours where such will not unreasonably disturb or interfere with the subtenant’s use of the Leased Premises or operation of its business, to examine, inspect and show the Leased Premises for purposes of leasing, sale or financing, to provide services or make repairs, replacements, changes or alterations as provided for in this sublease and to take such steps as the sublandlord may deem necessary for the safety, improvement or preservation of the Leased Premises, The Sublandlord shall, whenever possible, consult with or give reasonable notice to the Subtenant prior to entry but no such entry shall constitute an eviction or a breach of the Sublandlord’s covenant for quiet enjoyment or entitle the Subtenant to any abatement of Rent. The Subtenant shall also permit the Landlord, its employees and agents, at any time during the six (6) months prior to the expiry or termination of this Lease to enter the Leased Premises for the purpose of showing it to any such persons as may be desirous of purchasing or leasing the Leased Premises.

The Sublease is intended to be a completely carefree net sublease in favour of the Sublandlord and, except as otherwise expressly provided by the terms of this Sublease, the Sublandlord is not responsible during the Sublease Term for any loss, charge, expense or outlay of any kind whatsoever arising from or relating to the Subleased Premises or the Subtenant’s business. The Subtenant is accepting the Subleased Premises on an “as is, where is” basis.

3.	SUBTENANT’S WORK

(a)	The Subleased Premises shall be left in a clean and broom swept condition, reasonable wear and tear excepted. Notwithstanding, all Machinery and Equipment located at the Premises that were transferred to the Sublandlord pursuant to a Share Purchase Agreement dated April 21, 2015, shall left at the Premises. Subtenant is permitted to utilize all fixtures, machinery and equipment at the Premises during the term of the Sublease and shall ensure that they are all in good working order at the termination of the Sublease.

(b)	Any work (the “Subtenant’s Work”) required by the Subtenant to ready the Subleased Premises for its business shall be completed in compliance with the provisions of the Lease and shall require the Landlord’s and Sublandlord’s prior written consent. The Subtenant will not be permitted to enter the Subleased Premises for the purpose of fixturing until:

(i)	the Subtenant has provided the Sublandlord and Landlord all certificates of insurance required by this Sublease; and

(ii)	the Landlord and Sublandlord have approved the Subtenant’s Work.

(c)	The Subtenant shall complete the Subtenant’s Work in a good and workmanlike fashion, in accordance with applicable laws and regulations and the approved plans; and not permit nor suffer any liens to remain registered against title to the Subleased Premises. The Subtenant shall be responsible at its cost for the design and construction of the Subtenant’s Work.

(d)	The Subtenant hereby acknowledges and agrees that during such fixturing period the Sublandlord shall be entitled to access the Subleased Premises for the purpose of inspecting and supervising the Subtenant’s Work, without this constituting a re-entry or a breach of any covenant for quiet enjoyment contained in this Sublease or implied by law.

(e)	All Subtenant’s Work shall be undertaken; (i) as expeditiously as possible, in a good and workmanlike manner and with first-class new materials, (ii) in compliance with such reasonable rules and regulations as the Sublandlord or Landlord or their respective agents or contractors may make; (iii) in a manner as will not interfere unreasonably with the business of the Sublandlord; (iv) in accordance with the applicable requirements of all regulatory authorities having jurisdiction with respect thereto; and (v) so as not to interfere with the ability of the Sublandlord’s producer’s license application under the MMPR Program.

4. APPORTIONMENT OF RENT. Rent shall be considered as accruing from day to day hereunder. If it is necessary to calculate Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis shall be made. Where the calculation of Additional Rent cannot be made until after the expiration or earlier termination of this Sublease, the obligation of the Subtenant to pay such Additional Rent shall survive the expiration or earlier termination hereof, and such amounts shall be paid by the Subtenant to the Sublandlord forthwith upon demand. If the Sublease Term commences on any day other than the first day of the month or expires on any day other than the last day of the month, Rent for such fraction of a month shall be adjusted, as aforesaid, and paid by the Subtenant on the Commencement Date.

5. SUBLANDLORD’S COVENANTS. The Sublandlord covenants and agrees with the Subtenant as follows:

(a)	for quiet enjoyment of the Subleased Premises throughout the Sublease Term, subject to the provisions of this Sublease and the Lease and provided the Subtenant pays Rent when due, fully performs all its obligations under this Sublease and there has been no default by the Subtenant under this Sublease or the Lease,

(b)	to pay all amounts payable pursuant to the Lease as required by the Lease,

(c)	To enforce against the Head Landlord for the benefit of the Subtenant the obligations of the Head Landlord under the Head Lease which materially affect the Sublet Premises;

(d)	To perform all of the obligations of the Sublandlord under this Sublease; and

(e)	To perform all of the obligations of the Sublandlord under the Head Lease which materially affect the Sublet Premises, including without limitation the payment of Rent pursuant to the Head Lease.

6.           RECEIPT AND REVIEW OF LEASE. The Subtenant acknowledges to and with the Landlord and the Sublandlord that it has received the Head Lease and is familiar with and agrees to be bound by the terms, covenants and conditions contained therein, subject to the provisions of this Sublease.

7.           SUBTENANT’S DEFAULTS. If and whenever:

(a)	the Subtenant fails to pay Rent on the day or dates appointed for payment;

(b)	the Subtenant fails to observe or perform any other of the terms, covenants or conditions of this Sublease to be observed and performed by the Subtenant, provided the Sublandlord first gives the Subtenant ten (10) days’ written notice of the Subtenant’s failure (or such shorter period of time as is otherwise provided in this Sublease), and the Subtenant within the 10 day (or shorter) period fails to commence diligently and thereafter to proceed diligently to cure its failure;

(c)	the Subtenant becomes bankrupt or insolvent or takes the benefit of any act now or hereafter in force for bankrupt or insolvent debtors or files any proposal or makes any assignment for the benefit of creditors or any arrangement or compromise; a receiver or a receiver-manager is appointed for all or a portion of the Subtenant’s property; any steps are taken or any action or proceedings are instituted by the Subtenant or by any other party to dissolve, wind-up or liquidate the Subtenant or the assets or business of the Subtenant and an action or proceeding to set aside such liquidation, dissolution or winding up has not been commenced within ten (10) days thereafter; the Subtenant makes a bulk sale of its assets on the Subleased Premises other than as permitted by this Sublease and in compliance with the appropriate legislation for the Province of British Columbia; the Subtenant effects or permits a Transfer without the Sublandlord’s and Landlord’s consent where required; or this Sublease or any of the Subtenant’s assets in the Subleased Premises are taken under any writ of execution and such writ has not been set aside after ten (10) days written notice from the Sublandlord;

then the Sublandlord, in addition to any other rights or remedies available to it under the Lease, this Sublease and at law, has the immediate right of re-entry upon the Subleased Premises and it may:

(i)	repossess the Subleased Premises and enjoy them as of its former estate and may expel all persons and remove all property from the Subleased Premises and such property may be removed and sold or disposed of by the Sublandlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Subtenant, all without service of notice or resort to legal process and without the Sublandlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned; or

(ii)	re-sublet the Subleased Premises or any part or parts thereof for the account of the Subtenant or otherwise. Notwithstanding any such re-entry or re-subletting, it is understood and agreed that all Rent and/or any other sums due and owing, continue to be payable in accordance with the terms of this Sublease and all of the other terms, covenants and conditions contained in this Sublease are to be observed and performed in accordance with the terms of this Sublease.

8. SUBLANDLORD’S EXERCISE OF RIGHTS. If the Subtenant is in default in the payment of the Rent and/or any other sums due and owing, or in the observance or performance of any of the terms, covenants and conditions to be observed and performed pursuant to this Sublease beyond the applicable cure periods provided for herein, the Sublandlord may, at its discretion perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things upon or in respect of the Subleased Premises or any part thereof as the Sublandlord may consider requisite or necessary. All expenses incurred and expenditures made by or on behalf of the Sublandlord under this paragraph 8, together with an administrative fee equal to fifteen (15%) percent thereon, shall be forthwith paid by the Subtenant to the Sublandlord as Additional Rent within thirty (30) days of receipt of the Sublandlord’s invoice therefor, and such substantiating documentation as reasonably requested by the Subtenant. Sublandlord may additionally declare a default under the SPA.

9. APPLICATION OF THE LEASE. Notwithstanding anything contained herein, the Subtenant acknowledges and agrees in favour of the Sublandlord that:

(a)	the Subleased Premises are subject to the Lease and the Subtenant herein acquires no rights or interest in the Subleased Premises beyond those rights or interest which the Sublandlord has acquired pursuant to the Lease;

(b)	to the extent stipulated in the Lease and without limiting the generality of the foregoing, all services, utilities, maintenance, repairs and replacements as required under the Lease (and not required to be performed by the Landlord under the Lease or the Sublandlord under this Sublease), and any insurance coverage required herein in respect of the Subleased Premises, and any other obligations of the Sublandlord deriving from the provisions of the Lease will in fact be provided by the Subtenant to the extent same relates to the Subleased Premises, and the Sublandlord shall have no obligation during the Sublease Term to provide any such services, utilities, maintenance, repairs or replacements (structural or otherwise);

(c)	wherever, in the Lease a covenant is made by the Landlord in favour of the tenant thereunder (being the Sublandlord), such covenant shall not, except as otherwise specifically and only to the extent provided herein, be a covenant made by the Landlord and/or the Sublandlord in favour of the Subtenant;

(d)	save for the specific terms and conditions of this Sublease, all of the terms of the Lease are incorporated, mutatis mutandis, into and apply to this Sublease, provided however that if any term of this Sublease is inconsistent with any term of the Lease, as between the Sublandlord and the Subtenant the term of this Sublease shall prevail.

(e)	except as otherwise provided herein, each reference to the “Landlord” in the Lease shall be deemed to include both the Landlord and the Sublandlord, and each reference to the “Tenant” in the Lease shall be deemed to mean the Subtenant;

(f)	whenever a period of time is specified in the Lease for notice, an act to be done or a default to be cured by the Sublandlord herein, notwithstanding any period of time set out in this Sublease, the Subtenant shall give such notice, do such act or cure such default within such time as to permit the Sublandlord to comply with the time limit set out in the Lease; and

(g)	this Sublease shall terminate:

(i)	in the event of breach by the Subtenant, if the Sublandlord shall avail itself of its rights of re-entry and termination herein and in the event of such breach by the Subtenant the right of the Sublandlord to be indemnified as provided herein, and such indemnity shall survive such termination; or

(ii)	if the Landlord shall terminate the Lease pursuant to any condition of termination provided for in the Lease or at law or by re-entry and termination for a breach of the Lease, in any such event the Subtenant shall have no claim, recourse or damages against the Sublandlord (save only if the Lease is terminated for breach caused by the Sublandlord and not by the Subtenant), and no claim, recourse or damages against the Landlord, and in the event of such termination, the Subtenant shall vacate and deliver up the Subleased Premises to the Sublandlord in compliance with all the provisions thereof and (without prejudicing the Sublandlord’s claim for damages or expenses in the event of default by the Subtenant) pay all Rent and other monies due to the date of such termination.

10.	NOTICE. Any and all notices or demands by and from any of the parties hereto to the other shall be in writing and may be served either personally or by registered mail. Any such notice:

(a)	in the case of the Subtenant, shall be served on the Subtenant at the Subleased Premises; and

(b)	in the case of the Sublandlord, to the attention of the President.

Any party may change the address set out above by appropriate written notice to the other parties. Any written notice shall be deemed to have been received on the date of its delivery or, if mailed, seventy-two (72) hours after the mailing thereof. Notice may not be sent in any electronic format, including but not limited to facsimile transmission and electronic mail.

11.           ENTIRE AGREEMENT. This Sublease contains the entire agreement between the parties, and it is hereby declared that there is no condition precedent, representation, covenant or warranty of any nature whatsoever, expressed or implied, collateral to this Sublease or otherwise, save and except as expressly contained herein.

12.           BINDING. This Sublease and everything herein contained shall extend to, bind and enure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the prior written consent of the Sublandlord and the Landlord being obtained, as hereinbefore required to any transfer. All rights and powers reserved to the Sublandlord may be exercised by either the Sublandlord or its agents or representatives

13.           FORCE MAJEURE. If the Sublandlord or the Subtenant is in good faith, delayed or prevented from doing anything required by this Sublease, because of a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse the Subtenant from payment of Rent or the Sublandlord from the payment of any amount it is required to pay, in the amounts and at the times specified in this Sublease.

14.           FURTHER ASSURANCES. Each of the parties hereto agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further action as may be reasonably required by any other party hereto in order to more effectively carry out the true intent of this Sublease.

15.           SEVERABILITY. If any covenant, obligation, agreement, term or condition of this Sublease or the application thereof to any person or circumstance shall, to the extent, be invalid or unenforceable, the remainder of this Sublease or the application of the covenant, obligation, agreement, term or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation, agreement, term and condition of this Sublease shall be separately valid and enforceable to the fullest extent permitted by law.

16.           HEADINGS. The paragraph headings of this Sublease have been inserted for convenience of reference only and do not form part of this Sublease. They shall not be referred to in the interpretation of this Sublease.

17.           CHANGES IN CONTEXT. This Sublease shall be read with all changes of gender and number required by the context.

18.           WHOLE AGREEMENT. This Sublease contains the whole agreement between the parties with respect to the subject matter of this Sublease. There is no promise, inducement, representation, warranty, collateral agreement or condition affecting the Development, the Subleased Premises, the business to be conducted by the Subtenant, or this Sublease, or supported by this Sublease other than expressed in this Sublease. All representations and inducements made by the Sublandlord or its representatives which are relied upon by the Subtenant as contained herein and the Subtenant disclaims reliance or any other representations or inducements.

19.           APPLICABLE LAW. This Sublease shall be construed in accordance with the laws of the Province of British Columbia.

20.           LANDLORD’S CONSENT. This Sublease shall be conditional upon the review and approval of the Landlord of both parties’ acceptance of this Sublease failing which this Sublease shall be null and void and of no further effect.

21.           Deliberately Deleted.

22.           DISTRESS

(a)	The Subtenant hereby acknowledges and agrees that notwithstanding any statute or rule of law to the contrary, the Sublandlord may exercise its right of distraint upon the Subtenant’s goods, chattels and/or trade fixtures, and that in exercising this right the Sublandlord may at any time of the day or night and on any day of the week enter the Subleased Premises, and if necessary, forcibly enter the Subleased Premises.

(b)	The Subtenant hereby acknowledges that the Government of Canada and the Province of British Columbia have priority to any amount obtained by the Sublandlord through its exercise of its right of distraint. Therefore, notwithstanding any privacy provision in any statute to the contrary including without limitation the Personal Information Protection Act (British Columbia), the Subtenant hereby specifically authorizes the appropriate governmental authority to release to the Sublandlord or to the Sublandlord’s solicitor upon the Sublandlord’s (or the Sublandlord’s solicitors’ written request, a statement indicating the amount of any remittance then due by the Subtenant to that authority, including but not limited to amounts payable on account of the Subtenant’s income tax, goods and services tax remittances [Part IX of the Excise Tax Act], source deduction remittances for employees and retail sales tax remittances. The Subtenant agrees that this authorization has been freely given by the Subtenant without threat or under duress and that this authorization shall be confirmed by the presentation to the applicable government authority of a copy of this paragraph 22.(b) along with the Sublandlord’s or the Sublandlord’s solicitor’s written statement that this is an exact duplicate of paragraph 22.(b) of the Sublease then in effect with the Subtenant. The Subtenant agrees that the Sublandlord may include in its distress warrant, an amount equal to that required to satisfy all governmental remittances of the Subtenant then due.

23. Deliberately Deleted.

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24.           PARAMOUNTCY. The parties agree that if there is a conflict or inconsistency between the provisions of this agreement and the provisions of any other agreement issued or entered into pursuant to the sublease, the provisions of this agreement will supplement those of the Share Purchase Agreement of April 21, 2015 between the parties.

IN WITNESS WHEREOF the parties hereto have executed this Sublease.

SPARTAN CANNABIS CORP.

Per:

Per:

Witness	R. Blaine Copeland

 Pursuant to the Lease, we, in our capacity as Landlord, hereby acknowledge, accept and consent to this Sublease and waive any lack of form, notice or irregularity whatsoever.

•LTD.

Per:

Per: